Exhibit 5.3

May 5, 2016

Agrium Inc.

13131 Lake Fraser Drive S.E.

Calgary, AB T2J 7E8

Ladies and Gentlemen:

Re:	Registration Statement on Form F-10

We refer to the Registration Statement on Form F-10 (the “Registration Statement”) filed by Agrium Inc. (the “Corporation”) under the Securities Act of 1933, as amended.

We hereby consent to the inclusion and incorporation by reference in the Registration Statement, including any amendments thereto and any documents incorporated by reference therein, of references to and information derived from the technical report entitled “National Instrument 43-101 Technical Report on Vanscoy Potash Operations, Vanscoy, Saskatchewan, Canada” dated effective October 31, 2014 and to the use of our name therein.

Yours truly,

ADM CONSULTING LIMITED

/s/ A. Dave Mackintosh, B.Sc., P.Geo.
A. Dave Mackintosh, B.Sc., P.Geo.
President